EXHIBIT 99.1

PRESS RELEASE
January 25, 2006  For immediate release
Contact: Bryna Butler, (740) 446-2631, ext. 253, E-mail: bsbutler@ovbc.com



                     Daniel & Williams Elected to OVBC Board

GALLIPOLIS, Ohio -- Ohio Valley Banc Corp. CEO Jeffrey E. Smith has announced that Bob Daniel and Roger Williams have been elected to serve on the Board of Directors of Ohio Valley Banc Corp. The election was made during the January meeting of the OVBC Board of Directors.

Smith commented, "For the past year, they have been invaluable members of the Ohio Valley Bank Board of Directors. And now, they will bring their experience and business acumen to the Bank's holding company, Ohio Valley Banc Corp. We are pleased to have Bob and Roger further their commitment to the Ohio Valley Bank family."

Robert E. "Bob" Daniel was born in Youngstown, Ohio, and holds a bachelor's degree from Washington & Jefferson College and an M.B.A. from Ohio University. He has been employed as Holzer Clinic's Clinic Administrator since 1971. He represents an organization with 650 employees in an industry, health care, which; when added to Holzer Medical Center, is the largest employer in Gallia County, Ohio.

Daniel is a Fellow of the American College of Medical Practice Executives, a member of the National Medical Group Management Association, and Past President of the Ohio Medical Group Management Association. In addition, he is Vice President of the Gallia County Community Improvement Corporation, a former board member of the Gallia County Chamber of Commerce, and a member of the Gallipolis Rotary Club.
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Daniel currently resides in Gallipolis,  with his wife M. Jane Daniel,  Ph.D., a professor of music at Marshall University; the couple has four grown children and two grandchildren.

Roger D. Williams was born in Gallipolis and holds a Bachelor of Science degree in Mathematics from the University of Rio Grande. He has been employed by Bob Evans Farms, Inc. for 37 years and is currently Executive Vice President Food Products Division. Bob Evans Farms, Inc. is a Fortune 1000 company with over 670 restaurants and 46,000 employees. Within Gallia County, Bob Evans Farms, Inc. and its subsidiaries have five separate operations with nearly 350 employees and an annual payroll of $7.7 million.

Williams is a member and former president of the University of Rio Grande Board of Trustees. He currently resides in Pickerington, Ohio, with his wife Sue Ann. The couple has two children, Ty Williams of Los Angeles, Calif., and Susan Mathew of Dublin, Ohio.

Ohio Valley Banc Corp. stock is traded on The NASDAQ Stock Market under the symbol OVBC. The company owns three subsidiaries: Ohio Valley Bank, established in 1872 with 16 offices in Ohio and West Virginia; Loan Central, celebrating 10 years in business with five offices in Ohio; and Ohio Valley Financial Services, based in Jackson, Ohio. The company's Web site is at www.ovbc.com.